                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                  KEVCO, INC.
               ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


      -------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total Fee Paid:


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                  KEVCO, INC.
                              University Centre I
                           1300 S. University Drive
                                   Suite 200
                             Fort Worth, TX 76107

                                 April 7, 1997

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Kevco, Inc., a Texas corporation ("Kevco") to be held at 10:00 a.m., local time, on May 8, 1997, at the Bellevue Room (I and II), Fort Worth Club, 306 West 7th Street, Fort Worth, Texas 76102. The attached Notice of Annual Meeting and Proxy Statement fully describe the formal business to be transacted at the Meeting, which includes the election of three directors of Kevco. We have enclosed a copy of Kevco's Annual Report for the fiscal year ended December 31, 1996.

     Directors and officers of Kevco will be present to help host the Meeting and to respond to any questions that our shareholders may have. I hope that you will be able to attend.

     Kevco's Board of Directors believes that a favorable vote on each of the matters to be considered at the Meeting is in the best interest of Kevco and its shareholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the attached material carefully and to return the enclosed Proxy promptly. Whether or not you plan to attend the Meeting, please complete, sign, date and return your proxy in the enclosed envelope. If you attend the Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Meeting.

     On behalf of your Board of Directors, thank you for your support.


                                           Sincerely,



                                           Jerry E. Kimmel
                                           Chairman of the Board, President and
                                           Chief Executive Officer

                                  KEVCO, INC.
                              University Centre I
                           1300 S. University Drive
                                   Suite 200
                             Fort Worth, TX 76107

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            To Be Held May 8, 1997


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Kevco, Inc. (the "Company") will be held at 10:00 a.m., local time, on May 8, 1997, at the Bellevue Room (I and II), Fort Worth Club, 306 West 7th Street, Fort Worth, Texas 76102, for the following purposes:

          (1) The election of three members of the Board of Directors, which currently consists of six directors, and will consist of seven directors on the date of the Meeting, for the term of office stated in the Proxy Statement.

          (2) Such other business as may properly come before the Meeting or any adjournments thereof.

     The close of business on March 19, 1997, has been fixed as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least 10 days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting will be open for examination by any shareholder during ordinary business hours at the offices of Kevco, Inc. at University Centre I, 1300 S. University Drive, Suite 200, Fort Worth, TX 76107.

     Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS PROVIDED. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                    By Order Of The Board Of Directors


                                    Richard S. Tucker
                                    Secretary
Fort Worth, Texas
April 7, 1997

                                  KEVCO, INC.
                              University Centre I
                            1300 S. University Drive
                                   Suite 200
                              Fort Worth, TX 76107

                                PROXY STATEMENT
                                      For
                         ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 8, 1997


          This Proxy Statement is being first mailed on or about April 7, 1997 to shareholders of Kevco, Inc., a Texas corporation (the "Company"), by the Board of Directors to solicit proxies (the "Proxies") for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 10:00 a.m., local time, on May 8, 1997, at the Bellevue Room (I and II), Fort Worth Club, 306 West 7th Street, Fort Worth, Texas 76102, or at such other time and place to which the Meeting may be adjourned (the "Meeting Date").

          The purpose of the Meeting is to consider and act upon (i) the election of three directors for terms expiring in 2000 and (ii) such other matters as may properly come before the Meeting or any adjournments thereof.

          All shares represented by valid Proxies, unless the shareholder otherwise specifies, will be voted (i) FOR the election of the persons named herein under "Election of Directors" as nominees for election as directors of the Company for the term described therein, and (ii) at the discretion of the Proxy holders with regard to any other matter that may properly come before the Meeting or any adjournments thereof.

          Where a shareholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly. The Proxy may be revoked at any time by providing written notice of such revocation to ChaseMellon Shareholder Services, L.L.C., 2323 Bryan Street, Suite 2300, Dallas, Texas 75201, Attention: Mona Vorhees, by May 7, 1997. If notice of revocation is not received by such date, a shareholder may nevertheless revoke a Proxy if he attends the Meeting and desires to vote in person; however, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                       RECORD DATE AND VOTING SECURITIES

          The record date for determining the shareholders entitled to vote at the Meeting is the close of business on March 19, 1997 (the "Record Date"), at which time the Company had issued and outstanding 6,809,500 shares of Common Stock, par value $.01 per share (the "Common Stock"). Common Stock is the only class of outstanding voting securities of the Company.

                               QUORUM AND VOTING

          The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum to transact business. Each share represented at the Meeting in person or by proxy will be counted toward a quorum. In deciding all questions and other matters, a holder of Common Stock on the Record Date shall be entitled to cast one vote for each share of Common Stock registered in his or her name.

          In order to be elected a director, a nominee must receive a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Meeting. Votes that are withheld and broker non-votes will not be counted in the election of directors, but will be counted toward a quorum.

                             ELECTION OF DIRECTORS

          The Board of Directors of the Company is divided into three classes and presently consists of six directors. On the date of the Annual Meeting of Shareholders, the size of the Board of Directors of the Company will be seven directors, with two classes consisting of two directors and one class consisting of three directors, with the term of one class expiring each year and with the directors of each class, upon election, holding a three year term. Each director shall serve until the Annual Meeting of Shareholders in the year in which his term expires or until his successor is elected and shall have qualified.

          Two directors, Jerry E. Kimmel and Richard S. Tucker, are in the class whose term of office expires in 1997. The Board of Directors of the Company has nominated Messrs. Jerry E. Kimmel and Richard S. Tucker for reelection as directors at the Meeting to serve for a three-year term expiring at the Company's Annual Meeting of Shareholders in 2000 or until their successors are elected and shall have qualified. The Board of Directors of the Company has also nominated Mr. Gregory G. Kimmel for election as director to serve for a three-year term expiring at the Company's Annual Meeting of Shareholders in 2000 or until his successor is elected and shall have qualified.

          Each of the nominees has indicated his willingness to serve as a member of the Board of Directors if elected; however, in case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the Proxy holders have discretionary authority to vote the Proxy for a substitute nominee or nominees. Proxies cannot be voted for more than three nominees. The following sets forth information as of April 2, 1997, as to the nominees for election at the Meeting and each of the directors whose term of office will continue after the Meeting, including their ages, present principal occupations, other business experience during the last five years, membership on committees of the Board of Directors and directorships in other publicly-held companies.

                                                                          Year
                                                                        Term as
                                                                        Director
Name                         Age                Position                Expires
----                         ---                --------                --------
Nominees for a three-year
 term ending in 2000:

Jerry E. Kimmel               59  Chairman of the Board, Chief            1997
                                  Executive Officer, Treasurer and
                                  Secretary
Richard S. Tucker(1)          53  Secretary and Director                  1997
Gregory G. Kimmel             28  Vice President                           *

Continuing Directors:
Martin C. Bowen(1)            53  Director                                1998
Richard Nevins(1)             49  Director                                1998
Clyde A. Reed, Jr.            61  Executive Vice President, Chief         1999
                                  Operating Officer and Director
Ellis L. McKinley, Jr.        45  Vice President, Chief Financial         1999
                                  Officer, Treasurer and Director

____________________________
*    Nominee
(1)  Member of the Audit Committee and the Compensation Committee

          Mr. Jerry E. Kimmel is a founder of the Company and has spent his entire career in this industry. Mr. Kimmel has served as President of Kevco since 1978 and has served as Chairman of the Board and Chief Executive Officer of the Company since 1993. In 1992, Mr. Kimmel was inducted into the MH/RV Hall of Fame. Mr.

Kimmel served as the Chairman of the Board of Governors of the Manufactured Housing Institute ("MHI"), a leading manufactured housing trade group, in 1983 and 1984, and has served in various other MHI board capacities.

          Richard S. Tucker has served as a director of the Company since 1976, as an assistant secretary of the Company since 1988, and as the Secretary of the Company since November 1996. Since 1995, Mr. Tucker has been a partner in the law firm of Jackson & Walker, L.L.P., the Company's outside legal counsel. From 1984 to 1995, Mr. Tucker was a member of the law firm of Simon, Anisman, Doby & Wilson, a Professional Corporation, located in Fort Worth, Texas. Mr. Tucker received his B.B.A. in Accounting from the University of Texas in 1966 and his J.D. from Southern Methodist University School of Law in 1969.

          Gregory G. Kimmel joined the Company in 1994 and has served as Vice President since January 1996. Mr. Kimmel received his B.S. in Education from McMurray University in 1994. Gregory G. Kimmel is the son of Jerry E. Kimmel, the Chairman, President and Chief Executive Officer of the Company.

          Clyde A. Reed joined the Company in 1965 and has served as Executive Vice President since 1986 and Chief Operating Officer since 1991. From 1978 to 1986, Mr. Reed served as Vice President of the Company. Mr. Reed has been a director of the Company since November 1996.

          Ellis L. McKinley, Jr. joined the Company in 1995, has served as Vice President and Chief Financial Officer since such time and has served as a director and Treasurer of the Company since November 1996. From 1994 to 1995, Mr. McKinley was Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of Renters Choice, Inc. From 1976 until 1994, Mr. McKinley was employed with Grant Thornton, a public accounting firm in Dallas, Texas, where he served as an audit partner from 1987 through 1994. Mr. McKinley received his B.B.A. in Accounting from the University of Texas in 1976.

          Martin C. Bowen has served as a director of the Company since November 1996. Mr. Bowen has served as President and Chief Executive Officer of Performing Arts Fort Worth, Inc. since 1993, Vice President of Fine Line, Inc. since January 1996 and as a director of Aztec Manufacturing Company since November 1993. From 1989 to 1992 he was Chairman of the Fort Worth Region for Team Bank. From 1987 to 1989, Mr. Bowen served as Chairman & CEO of Texas American Bank/Houston. From 1985 to 1987 he served as Executive Vice President of Texas American Bank/Fort Worth. Mr. Bowen received his B.B.A. in Finance from Texas A&M University in 1964 and his Bachelor of Foreign Trade degree from the American Institute of Foreign Trade, Phoenix, Arizona, in 1968. Additionally, he received his J.D. from Baylor University School of Law in 1973.

          Richard Nevins has served as a director of the Company since November 1996. Since 1992, Mr. Nevins has served as President of Richard Nevins & Associates, a financial advisory firm. Mr. Nevins was elected as a director of Fruehauf Trailer Corporation ("Fruehauf") in 1995 and was elected as Chairman of Fruehauf's executive committee in August 1996. On October 7, 1996, Fruehauf filed for relief under Chapter 11 of the Bankruptcy Code of the United States. Together with the other members of the Fruehauf board who had been elected by the shareholders, Mr. Nevins resigned his positions with Fruehauf effective October 9, 1996. During 1996, Mr. Nevins has served as acting Chief Operating Officer and Chief Restructuring Officer for Sun World International, a California agricultural firm, following the filing of a petition in bankruptcy by Sun World International. From 1995 to 1996, Mr. Nevins served as a director of Ampex Corporation and from 1993 to 1995 he served as a director of The Actava Group (now Metromedia International Group). From 1990 to 1992 he was a Managing Director of Smith Barney Harris Upham & Co. Mr. Nevins received his B.A. in Economics from the University of California, Riverside in 1972 and his M.B.A. from Stanford Graduate School of Business in 1975.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

          The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring approval of the Board of Directors. It also holds special meetings when an important matter requires action by the Board of Directors between scheduled meetings. The Board of Directors met 3 times and acted by unanimous written consent 4 times during 1996. During 1996, each member of the Board of Directors participated in all Board of Directors and applicable meetings held during the period for which he was a director.

          The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The functions of these committees, their current members, and the number of meetings held during fiscal 1996 are described below.

          Audit Committee. The Audit Committee was established to review the professional services and independence of the Company's independent auditors, and the Company's accounts, procedures and internal controls. The Audit Committee recommends to the Board of Directors the appointment of the firm selected to be the independent public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit; reviews and evaluates with the independent public accountants the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; evaluates problem areas having a potential financial impact on the Company that may be brought to its attention by management, the independent public accountants or the Board of Directors; and evaluates all public financial reporting documents of the Company. The Audit Committee is comprised of Richard S. Tucker, Martin C. Bowen and Richard Nevins. The Audit Committee met one time in 1996.

          Compensation Committee. The function of the Compensation Committee is to fix the annual salaries and bonuses for the officers and key employees of the Company. The Compensation Committee is comprised of Richard S. Tucker, Martin
C. Bowen and Richard Nevins.  The Compensation Committee met one time in 1996.

          The Company does not have a nominating committee. The functions customarily performed by a nominating committee are performed by the Board of Directors as a whole.


                PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP

          The following table sets forth information with respect to beneficial ownership of Common Stock as of March 19, 1997 by (i) all persons known to the Company to be the beneficial owner of 5% or more of the Common Stock, (ii) each director of the Company, (iii) the chief executive officer and each of the Company's four other most highly compensated executive officers whose total annual compensation for 1996 based on salary and bonus earned during 1996 exceeded $100,000 (the "Named Executive Officers"), and (iv) all the Company directors and executive officers as a group. This table does not include shares of Common Stock that may be purchased pursuant to options not exercisable within 60 days of March 19, 1997. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                            Amount and Nature
Name of Beneficial Owner or                   of Beneficial         Percent
Number of Persons in Group                      Ownership          of Class
---------------------------                 -----------------      --------
Jerry E. Kimmel(1)                                3,759,196(2)       55.2%
Clyde A. Reed, Jr.                                   30,014(3)          *
Ellis L. McKinley, Jr.                               21,450(4)          *
Richard S. Tucker                                     5,500(5)          *
Martin C. Bowen                                       3,000(5)          *
Richard Nevins                                        3,500(5)          *
C. Lee Denham                                        13,400(6)          *
Roger J. Kollat(7)                                        0             *
Gregory G. Kimmel                                   219,882(11)       3.2%
FMR Corp.(9)                                        388,000(10)       5.7%
All directors and executive officers as
 a group (7 persons)                              3,836,060(8)       55.9%

------------------------------
*    Less than 1%
(1) The address of Mr. Kimmel is University Centre I, 1300 S. University Drive, Suite 200, Fort Worth, Texas 76107.
(2) Excludes 625,636 shares of outstanding Common Stock and 15,299 shares of Common Stock issuable upon exercise of options beneficially owned by Mr. Kimmel's adult children and his brother. Mr. Kimmel disclaims beneficial ownership of such shares.
(3) Includes 18,846 shares of Common Stock subject to presently exercisable options.
(4) Includes 16,450 shares of Common Stock subject to presently exercisable options.
(5) Includes 2,500 shares of Common Stock subject to presently exercisable options.

(6) Includes 9,400 shares of Common Stock subject to presently exercisable options.
(7)  Mr. Kollat is no longer an employee of the Company.
(8) Includes 52,196 shares of Common Stock subject to presently exercisable options.
(9)  The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts
     02109.
(10) Based on a statement on Schedule 13G filed with the Securities and Exchange Commission dated February 14, 1997, FMR Corp. has sole power to dispose or direct the disposition of 388,000 shares of Common Stock. Such power to dispose or direct such disposition is as a result of a wholly-owned subsidiary, Fidelity Management & Research Company, acting as investment adviser to several investment companies. One such investment company (Fidelity Low-Priced Stock Fund ("Fidelity"), which has the same business address as FMR Corp.) owned 336,000 shares or 4.9% of the Common Stock. Neither Edward C. Johnson 3d, FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of such shares, which power resides in the various funds' Board of Trustees. Mr. Johnson 3d owns 12.0%, and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp.
(11) Includes 12,948 shares of Common Stock subject to presently exercisable.

                            MANAGEMENT COMPENSATION
SUMMARY COMPENSATION TABLE

          The following table sets forth certain information regarding compensation paid during each of the Company's last two fiscal years to the Company's Chief Executive Officer and each of the Company's three other most highly compensated executive officers, based on salary and bonus earned during 1995 and 1996.

                                                              Long Term
                                                             Compensation
                                       Annual Compensation      Awards
                                       -------------------   ------------
                                                             Securities
     Name and Principal       Fiscal                         Underlying
          Position             Year    Salary($)  Bonus($)    Options/       All Other
                                                               SARs(#)    Compensation ($)
------------------------------------------------------------------------------------------
Jerry Kimmel,                   1996   $366,271   $249,600          -       $17,163(1)
  Chairman of the Board,        1995   $398,479   $191,530          -       $19,643(2)
  President and Chief
  Executive Officer

 Clyde A. Reed, Jr.             1996   $188,088   $ 96,667        11,750    $29,756(3)
  Executive Vice President      1995   $179,737   $154,007         7,096    $26,440(4)
  and Chief Operating
  Officer

Ellis L. McKinley, Jr.,         1996   $145,980   $ 29,167        14,400    $ 1,057(7)
  Vice President,               1995   $ 54,527   $ 25,000         7,050          -
  Chief Financial Officer
  and Treasurer

C. Lee Denham,                  1996   $ 95,850   $222,221         9,400    $ 1,434(5)
  President, Sunbelt            1995   $ 39,000   $110,000                  $ 4,292(6)

Roger J. Kollat                 1996   $ 87,737   $ 25,001             -    $ 1,057(7)
                                1995   $140,358   $ 81,500         3,548(8) $ 3,535(9)

----------------------
(1) Consists of $12,546, representing personal use of a Company supplied car, $3,560, representing payments by the Company for medical insurance premiums and $1,057.49, representing the Company's contribution to such individual's 401(k) Plan account.
(2) Consists of $12,546, representing personal use of a Company supplied car, $3,866, representing payments by the Company for medical insurance premiums and $3,051, representing the Company's contribution to such individual's 401(k) Plan account.
(3) Consists of $4,518, representing personal use of a Company supplied car, $24,181, representing expense recognized by the Company in 1996 relating to future payments to be made under a deferred compensation agreement and $1,057.49, representing the Company's contribution to such individual's 401(k) Plan account.
(4) Consists of $2,491, representing personal use of a Company supplied car, $20,898, representing expense recognized by the Company in 1995 relating to future payments to be made under a deferred compensation agreement and $3,051, representing the Company's contribution to such individual's 401(k) Plan account.
(5) Consists of $377, representing personal use of a Company supplied car and $1,057.49, representing the Company's contribution to such individual's 401(k) Plan account.
(6) Consists of $1,241, representing personal use of a Company supplied car and $3,051, representing the Company's contribution to such individual's 401(k) Plan account.
(7) Represents the Company's contribution to such individual's 401(k) Plan account.

(8) All such options were cancelled upon Mr. Kollat's termination of his employment with the Company on July 17, 1996.
(9) Consists of $484, representing personal use of a Company supplied car and $3,051, representing the Company's contribution to such individual's 401(k) Plan account.


OPTION GRANTS DURING 1996

     The following table provides information related to options granted to the Named Executive Officers during 1996.

                                                                                                   Potential Realizable
                                                                                                     Value at Assumed
                                                                                                     Annual Rates of
                                                                                                       Stock Price
                                                                                                       Appreciation
                                Individual Grants                                                   for Option Term(1)
------------------------------------------------------------------------------------------    -----------------------------
                            Number of      % of Total
                           Securities       Options/
                           Underlying         SARs
                            Options/       Granted to
                              SARs        Employees in     Exercise or Base    Expiration
Name                       Granted(#)      Fiscal Year      Price($/Sh)(2)        Date           5%($)            10%($)
------                     ----------     ------------     ----------------  -------------    ----------        ----------
Jerry E. Kimmel                   -                -                  -               -                -                 -
Clyde A. Reed, Jr.           11,750(3)           3.0             $11.17        12/31/02       $36,261.26        $80,127.91
C. Lee Denham                 9,400(3)           2.4             $11.17        12/31/02       $29,009.01        $64,102.32
Ellis L. McKinley, Jr.        5,000(4)           1.3             $13.50        12/16/06       $37,214.65        $91,661.47
                              9,400(3)           2.4             $11.17        12/31/02       $29,009.01        $64,102.32
Roger J. Kollat                   -                -                  -               -                -                 -

____________________
(1) The dollar amounts in these columns represent potential value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming that the market price of the Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by regulation, and therefor are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.
(2) The exercise price of each option was equal to the fair market value of the Common Stock on the date of the grant.
(3)  Immediately exercisable.
(4) Consists of options to acquire 5,000 shares of Common Stock vesting 10% per year on December 16 up to and including December 16, 2006, the date the options expire.

YEAR END OPTION VALUES

          The following table presents the information regarding the value of stock options outstanding at December 31, 1996 held by each of the Named Executive Officers. No stock options were exercised by the Named Executive Officers in 1996.

                           Number of Securities          Value of Unexercised
                          Underlying Unexercised     In-the-Money Options/SARs
                        Options/SARs at FY-End(#)           at FY-End($)
                       --------------------------    --------------------------
Name                   Exercisable  Unexercisable    Exercisable  Unexercisable
---------------------  -----------  -------------    -----------  -------------
Jerry E. Kimmel              -            -                   -           -
Clyde A. Reed, Jr.      18,846(2)         -          $92,575.06           -
C. Lee Denham            9,400(3)         -          $   26,602           -
Ellis McKinley, Jr.     16,450(4)     5,000(5)       $   85,540      $2,500
Roger J. Kollat              -            -                   -           -

______________________
(1) The closing price for the Company's Common Stock as reported through The Nasdaq National Market on December 31, 1996, was $14.00. Value is calculated on the basis of the difference between the option exercise price and $14.00 multiplied by the number of shares of Common Stock underlying the option.
(2) Consists of options to acquire 7,096 shares of Common Stock at $5.64 per share and options to acquire 11,750 shares of Common Stock at $11.17 per share.
(3) Consists of options to acquire 9,400 shares of Common Stock at $11.17 per share.
(4) Consists of options to acquire 7,050 shares of Common Stock at $5.64 per share and options to acquire 9,400 shares of Common Stock at $11.17 per share.
(5) Consists of options to acquire shares of Common Stock at $13.50 per share, vesting 10% on each December 16 up to and including December 16, 2006, the date the options expire.


COMPENSATION OF DIRECTORS

          Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company will receive a fee of $1,000 for attendance at each Board of Directors meeting and $500 for attendance at each Board committee meeting (unless held on the same day as a Board of Directors meeting). All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof, and for other out-of-pocket expenses incurred in their capacity as directors of the Company.

EMPLOYMENT AGREEMENTS

          Mr. Kimmel has entered into a five year employment agreement with Kevco providing for an annual base salary of $250,000. In addition to base salary, beginning in 1997, Mr. Kimmel, through his employment agreement, is eligible for an annual bonus equal to 2.4% of the Company's income before income taxes for the year provided that income before income taxes is at least $5.0 million. Such salary and bonus are subject to increase, but not decrease, by the Company. Increases in Mr. Kimmel's compensation will be reviewed annually by the Company's Compensation Committee in a manner so as to qualify under the performance based compensation provisions of the Internal Revenue Code. Under the agreement, Mr. Kimmel has agreed to perform services on behalf of the Company and its subsidiaries in Fort Worth, Texas as he reasonably determines are necessary to carry out his duties under the agreement. Mr. Kimmel, his spouse and dependents are, until the death of the survivor of Mr. Kimmel and his spouse, entitled to participate at Kevco's expense in health programs offered to Company employees generally or, if insurance coverage is not available, to have their health care costs reimbursed by the Company. Upon the death of Mr. Kimmel, the Company must continue to pay his base salary for the remainder of the then existing agreement term. The agreement can be terminated by the Company only for cause (as defined in such agreement). The employment agreement, which is guaranteed by the subsidiaries of the Company, is automatically extended for an additional year at the end of each year's service.

          Effective June 30, 1995, Mr. Denham entered into a two-year employment agreement with Kevco providing for a minimum annual base salary of $78,000. In addition to base salary, Mr. Denham is eligible to participate in a bonus pool, which pool during the term of the agreement will not exceed, in the aggregate, $1.0 million. Mr. Denham's portion of such pool is determined by the Company's Board of Directors. Mr. Denham's agreement is automatically extended each year for an additional year if not terminated sixty days prior to its then current term.

          Effective May 24, 1977, Mr. Reed entered into a retirement agreement with the Company that generally provides that the Company will pay Mr. Reed or his beneficiaries $55,000 per year for 10 years if Mr. Reed is employed with the Company at age 65 or upon death or disability. Such agreement also provides for a smaller lump sum payment that the Company will make upon Mr. Reed's termination of employment prior to age 65, death or disability. Such lesser amount equals approximately $14,000 for each year following the effective date of the agreement, up to such termination.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
     ON EXECUTIVE COMPENSATION

          The Company is engaged in a highly competitive industry. In order to succeed, the Company believes that it must be able to attract and retain qualified executives. Prior to the Company's initial public offering in November 1996, compensation levels for executive officers were set by the Board of Directors. Following the consummation of the Company's initial public offering, the Compensation Committee held primary responsibility for determining executive compensation; however, as 1996 compensation levels had already been determined by the Board of Directors, the Compensation Committee did not alter these levels other than by approving certain option grants. Further, two of the Company's executive officers are parties to employment agreements (the "Executive Employment Agreements"), which provide for their base compensation levels. The Compensation Committee intends that future determinations of executive compensation will take into account input from the Company's senior management and, among other things, one or more of the following goals:

          .   Company, employee and shareholder interests;

          .   Rewarding executives for successful strategic management;

          .   Recognizing outstanding performance;

          . Providing incentives and rewards that will attract and retain highly qualified and productive people;

          .   Motivating employees to high levels of performance; and

          . Ensuring external competitiveness and internal equity.

          To achieve these goals, the Company's executive compensation policies will integrate annual base compensation with, in some cases, bonuses based on a variety of factors that may include the Company's operating performance and individual initiatives and performance. In measuring the Company's operating performance, the Compensation Committee may consider, among other things, the Company's attainment of gross margin, operating profit and growth targets; limits on corporate general and administrative expenses; net income and earnings per share targets; and debt to capital ratio levels. The Compensation Committee has not applied a formula assigning specific weights to any such factors. Compensation through stock options is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. When granting stock options, the Compensation Committee may consider, among other things, a number of criteria, including the recipient's level of cash compensation, years of service with the Company, position with the Company, the number of unexercised options held by the recipient, and other factors. Similarly, the Compensation Committee has not applied a formula assigning specific weights to any of these factors when making their determinations. In order to continue to provide management the long-term incentives afforded by stock options, during 1996 the Compensation

Committee, or the Board of Directors, as applicable, approved the grant of options to a number of the Company's officers, directors and employees.

          Chief Executive Officer's Compensation for 1996. The Company's Chief Executive Officer is compensated under the terms of his employment agreement, which since October 1, 1996, provided for an annual base salary of $250,000 and beginning in 1997, bonuses as described under the heading "Employment Agreements," above. In 1996, prior to October 1, 1996, Mr. Kimmel's employment agreement provided for an annual base salary of $400,400 and bonuses at the discretion of the Board of Directors. For 1996, the Company's Chief Executive Officer received a bonus of $249,600.

          Compensation of Executive Officers. Compensation of the Company's executive officers is generally comprised of base salary, annual cash bonuses, long-term incentive compensation in the form of stock options and various benefits. In determining salaries for the executive officers in 1996, the Board of Directors took into account individual experience and performance of its executive officers. In determining stock option grants for the executive officers, the Compensation Committee, or the Board of Directors, as applicable, evaluated a number of criteria, including the recipient's level of cash compensation, years of service with the Company, position with the Company, the number of unexercised options held by the recipient, and other factors.

          This report is submitted by the members of the Compensation Committee:

                             COMPENSATION COMMITTEE

                           Martin C. Bowen (Chairman)
                               Richard S. Tucker
                                 Richard Nevins


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Company leases three of its warehouse locations from two affiliated partnerships (K&E Land & Leasing, a Texas general partnership of which Mr. Kimmel is a managing partner, and 1741 Conant Partnership, a Texas general partnership of which K&E Land & Leasing is the managing general partner). Mr. Kollat, the Company's former President of its IDC Limited division, owns a one-third interest in 1741 Conant Partnership. The Company also leases computer equipment from K&E Land & Leasing. These leases (i) expire in November 2003, April 2005, October 2007 and October 2003, respectively, (ii) provide for total future (i.e. post 1996) base rent payments of approximately $886,000, $762,000, $2.5 million and $1.5 million, respectively, and (iii) require payments to be made in equal monthly amounts. Mr. Kimmel's indirect interest in such leases is 38.0%, 38.0%, 25.3% and 38.0%, respectively. Mr. Kimmel's immediate family members (including a trust for the benefit of one such family member) own indirect interests in such leases of 12.0%, 12.0%, 8.0% and 12.0%, respectively. Mr. Kollat owns a one-third indirect interest in the third of such leases through his ownership of a partnership interest in 1741 Conant Partnership. Aggregate expenditures by the Company under such leases in 1996 were approximately $672,000, of which approximately $226,000 was indirectly attributable to Mr. Kimmel's interests in such partnerships (excluding immediate family members' interests) and of which approximately $77,000 was indirectly attributable to Mr. Kollat's interest in 1741 Conant Partnership. It is anticipated that aggregate expenditures by the Company under such leases for the remainder of their terms will be approximately $5.6 million, of which approximately $1.8 million will be indirectly payable (less partnership expenses) to Mr. Kimmel (excluding immediate family members' interests) and of which approximately $830,000 will be indirectly payable (less partnership expenses) to Mr. Kollat. With respect to the premises leased from 1741 Conant Partnership, the Company has agreed to perform the obligations of the partnership contained in the mortgage. The Company believes that the amounts it has paid under such leases have not been less favorable to the Company than had the leases been negotiated on an arms-length basis. The Company has amended the terms of such leases so that their terms are no less favorable to the Company than had the leases been negotiated on an arms-length basis. Two of the leased warehouses were financed through economic development and industrial revenue bonds; one series of which was issued by Newton, Kansas in the original principal amount of $575,000, and with respect to which the Company is the sub-lessee of the premises and a co-guarantor, and one series of which was issued by Elkhart, Indiana in the original principal amount of $400,000, and with respect to which the Company is the lessee of the premises and had agreed to perform the obligation of the lessor contained in the mortgage.

          Prior to October 26, 1993, Billy T. Everett owned 50% of the then outstanding common stock of the Company and served as Chairman of the Board of the Company. Effective October 26, 1993, the Company repurchased 13% of Mr. Everett's Common Stock holdings in exchange for the issuance of a promissory note in the original principal amount of $747,500 and bearing interest at a floating rate, which was 6% per annum on the date of the note; such note was retired in 1994. Also effective October 26, 1993, Mr. Kimmel purchased Mr. Everett's remaining Common Stock holdings in exchange for approximately $5.0 million cash and, in order to facilitate such purchase, the Company loaned Mr. Kimmel $5.0 million. The loan is payable in monthly principal installments of $62,500 plus interest at 9% per annum as of December 31, 1995 with the final installment due in November 1997. As of June 30, 1996, $3.1 million remained outstanding under such loan, and effective as of such date the note evidencing this loan was distributed to Kevco's shareholders.

          Effective October 26, 1993, Mr. Kimmel purchased a portion of a shareholder's Common Stock holdings in exchange for approximately $5.0 million cash and, in order to facilitate such purchase, the Company loaned Mr. Kimmel $5.0 million. The loan is payable in monthly principal installments of $62,500 plus interest at 9% per annum as of December 31, 1995 with the final installment due in November 1997. As of June 30, 1996, $3.1 million remained outstanding under such loan, and effective as of such date the note evidencing this loan was distributed to Kevco's shareholders.

          Gregory G. Kimmel and James Kimmel, Jerry Kimmel's brother, earned, in the aggregate, approximately $137,000 in compensation in 1996. Mr. Tucker, a director of the Company, is a partner in Jackson & Walker, L.L.P., which is the Company's principal outside legal counsel.

STOCK PERFORMANCE CHART

          The following chart compares the percentage change in the cumulative total shareholder return on the Company's Common Stock from November 1, 1996, the date of the Company's initial public offering, through December 31, 1996, with the cumulative total return on the S&P Small Cap 600 and the Nasdaq Stock Market. The comparison assumes $100 was invested immediately prior to such period in Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. Dates on the following chart represent the last day of the indicated fiscal year. The Company paid no dividends during such period, except that immediately prior to the consummation of the Company's initial public offering, the Company declared and made distributions to its shareholders of record on such declaration date.

                    100        117         Kevco
                    100        104         S&P SmallCap 600
                    100        105         NASDAQ Stock Market

                            SECTION 16 REQUIREMENTS

          Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

          Based solely on its review of the copies of such forms received by it with respect to fiscal 1994, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors and persons who own more than 10% of a registered class of the Company's equity securities have been complied with, except that Ellis L. McKinley inadvertently failed to file a timely Form 5 to report the grant of certain stock options.

                        INDEPENDENT PUBLIC ACCOUNTANTS

          The Board of Directors has selected Coopers & Lybrand L.L.P. as independent auditors to examine the Company's accounts for the current fiscal year. It is expected that representatives of Coopers & Lybrand L.L.P. will be present at the Meeting, will be available to respond to appropriate questions of shareholders and will have an opportunity to make a statement if they desire.

          As previously reported in the Company's Registration Statement on Form S-1 (No. 333-11173), on July 14, 1995, the Company, with the approval of its Board of Directors, dismissed Rylander, Clay & Opitz, L.L.P. as the Company's independent auditor. The reports of Rylander, Clay & Opitz, L.L.P. for the past two years did not contain an adverse opinion, disclaimer of opinion, qualification, or modification as to certainty, audit scope or accounting principles. There were no disagreements between the Company and Rylander, Clay & Opitz, L.L.P. in the periods referred to above or in subsequent periods on any matter of accounting principles or practices, financial statement disclosure, or auditing scope which, if not resolved to the satisfaction of Rylander, Clay & Opitz, L.L.P., would have caused it to make reference to the subject matter of the disagreements in connection with its report. On July 15, 1995, the Company engaged Coopers & Lybrand, L.L.P. to act as the Company's principal accountant.

                             SHAREHOLDER PROPOSALS

          Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered in the Proxy Statement and Proxy relating to the 1998 Annual Meeting of Shareholders, such proposals must be received by the Company, Attention: Secretary, at the address set forth on the first page of this proxy statement, no later than January 8, 1998, in order to be included in the Company's proxy materials and form of proxy relating to that meeting. Shareholder proposals must also be otherwise eligible for inclusion.

                                OTHER BUSINESS

          The Company does not intend to bring any business before the Meeting other than those described herein and at this date the Company has not been informed of any matters that may be presented at the Meeting by others; however, if any other matters properly come before the Meeting or any adjournment thereof, it is intended that the persons named in the accompanying Proxy will vote pursuant to such Proxy in accordance with their best judgment on such matters.


                                 MISCELLANEOUS

          All costs of solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, the officers and employees of the Company may solicit Proxies by telephone or personally, without additional compensation.
The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse them for their out-of-pocket expenses incurred in connection therewith. The Company's regularly retained investor relations firm Corporate Communications, Inc. may also be called upon to solicit proxies by telephone and mail.

          The Annual Report to Shareholders of the Company, including financial statements for the fiscal year ended December 31, 1996 accompanies this Proxy Statement. The Annual Report is not to be deemed part of this Proxy Statement.

                                          By Order Of The Board Of Directors


                                                     Richard S. Tucker
                                                         Secretary
Fort Worth, Texas
April 7, 1997

--------------------------------------------------------------------------------
                                  KEVCO, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 1997

    The undersigned hereby appoints Jerry E. Kimmel, Ellis L. McKinley, Jr. and P Richard S. Tucker, each with power to act without the others, as proxies, R with full power of substitution and with discretionary authority, to vote
 O all shares of Common Stock that the undersigned is entitled to vote at the X Annual Meeting of Stockholders of Kevco, Inc. ("Kevco") to be held on
 Y Thursday, May 8, 1997, at the Bellevue Room (I and II), Fort Worth Club, 306 West 7th Street, Fort Worth, Texas 76102, or at any adjournment thereof, hereby revoking any proxy heretofore given.

    THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN, AND IN THE ABSENCE OF SPECIFIC DIRECTIONS TO THE CONTRARY, THIS PROXY WILL BE VOTED (i) FOR THE ELECTION OF THE THREE NOMINEES FOR DIRECTOR, AND (ii) IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

    The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the aforesaid Annual Meeting.

                 (Continued and to be signed on reverse side)


                                                    (change of address)

                                           -------------------------------------

                                           -------------------------------------

                                           -------------------------------------
                                           (if you have written in the above
                                           space, please mark the corresponding
                                           box on the reverse side of this card)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                             [ X ]   Please mark
                                                                     your votes
                                                                     as in this
                                                                      example

The Board of Directors recommends that shareholders vote FOR each director nominee.

1.  Election as Directors of the three nominees listed below
    (except as indicated to the contrary below):

    INSTRUCTION:  To withhold authority to vote for any individual nominee, check the withhold box and write the nominee's name on the space provided opposite his name.

[_] FOR all nominees         [_]  WITHHOLD AUTHORITY to vote on one or more
    listed below                  nominees listed below, but vote FOR the
                                  remaining nominees

    Jerry E. Kimmel               ---------------------------------------------
    Richard S. Tucker             ---------------------------------------------
    Gregory G. Kimmel             ---------------------------------------------

2. With discretionary authority as to such other matters as may properly come before the Annual Meeting.

 ...................................................
 .                                                 .                Change
 .                                                 .                  of     [_]
 .                                                 .                Address
 ...................................................
Signature                                               Date
            -------------------------------------------      -------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------